Exhibit 99.3

July 29, 2015

Sequential Brands Group, Inc.

1065 Avenue of the Americas

New York, NY 10018

Re:	Initially Filed Registration Statement on Form S-4 of Singer Madeline Holdings, Inc., filed on July 29, 2015 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated June 22, 2015 (“Opinion Letter”), with respect to the fairness from a financial point of view of the Consideration (as defined in the Opinion Letter) to be paid by Sequential Brands Group, Inc. (the “Company”) for each share of common stock, par value $0.01 per share of Martha Stewart Living Omnimedia, Inc. (“Madeline”) pursuant to the Agreement and Plan of Merger, dated June 22, 2015 (the “Agreement”), by and among the Company, Madeline, Singer Madeline Holdings, Inc. (“TopCo”), Singer Merger Sub, Inc., a wholly owned subsidiary of TopCo, and Madeline Merger Sub, Inc., a wholly owned subsidiary of TopCo.

The Opinion Letter is provided for the information and assistance of the Board of Directors (in its capacity as such) of the Company in connection with its consideration of the transaction contemplated therein. We understand that TopCo has determined to include our opinion in its Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “SUMMARY—Opinion of Sequential’s Financial Advisor” and “SEQUENTIAL INFORMATION STATEMENT REGARDING THE ADOPTION OF THE MERGER AGREEMENT AND RELATED MATTERS—Opinion of Sequential’s Financial Advisor” and to the inclusion of the foregoing opinion in the Combined Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), information statement, proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Consensus Securities LLC

(Consensus Securities LLC)